Exhibit 5.1

Telephone: (617) 239-0100	PALMER & DODGE LLP 111 HUNTINGTON AVENUE AT PRUDENTIAL CENTER BOSTON, MA 02199-7613	Facsimile: (617) 227-4420

August 15, 2003

GTC Biotherapeutics, Inc.
175 Crossing Boulevard
Framingham, MA 01702

Ladies and Gentlemen:

        We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by GTC Biotherapeutics, Inc., a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration for resale of up to 4,587,474 shares (the "Securities") of common stock of the Company, $0.01 par value per share (the "Common Stock"). The Securities consist of (i) 3,626,465 shares of Common Stock (the "Shares") and (ii) 961,009 shares ("the Warrant Shares") of Common Stock issuable upon exercise of outstanding warrants (the "Warrants").

        We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the registration, offer and sale of the Securities. We have made such other examinations as we consider necessary to render this opinion.

        Based on the foregoing we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares are duly authorized and, when issued upon exercise of the Warrants as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus, forming a part of the Registration Statement.

                      Very truly yours,

                      /s/ Palmer & Dodge LLP

                      PALMER & DODGE LLP